gary b. wolff, p.c.

  Counselor At Law

805 Third Avenue

Twenty First Floor

New York, New York 10022

Telephone: 212-644-6446

Facsimile: 212-644-6498

E-Mail:  wolffpc@attglobal.net

Exhibit 5

July 20, 2006

CONSENT AND OPINION OF COUNSEL

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Greens Worldwide Incorporated, an Arizona corporation (hereinafter the “Company”).  I have, in such capacity, examined and I am fully familiar with the Articles of Organization, as amended, and the By-Laws of the Company, and have examined the records of the corporate proceedings.  I have also examined and I am fully familiar with such documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, no par value, of the Company reserved for issuance under the Greens Worldwide Incorporated  2006 Stock Option Plan dated July 18, 2006 will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff

GBW:hk